Exhibit 99.1

ICON Income Fund Eight B L.P. Liquidating Trust
2011 Year End Liquidation Update

This update is intended to give registered representatives and the investors in ICON Income Fund Eight B L.P. (“Eight B”), whose limited partnership interests were exchanged for an equal number of beneficial interests in the Eight B Liquidating Trust as of May 9, 2011 (the “Liquidating Trust”), a description of Eight B’s activities throughout the 2011 calendar year and provide an outlook for the future.

As Eight B’s general partner, ICON Capital Corp. has actively and prudently managed Eight B’s portfolio to yield the best possible results for investors.  As a public program, Eight B has reported to you regularly through quarterly, annual and current reports filed with the Securities and Exchange Commission (the “SEC”).  These important disclosure documents provided comprehensive required information.

In order to reduce Eight B’s expenses and to maximize potential distributions to its investors, Eight B transferred all of its remaining assets and liabilities to the Liquidating Trust as of May 9, 2011.  The Liquidating Trust is required to file an annual report with the SEC under cover of a Form 10-K showing the assets and liabilities of the Liquidating Trust at the end of each calendar year and the receipts and disbursements for the year.  The annual report also describes the changes in the assets of the Liquidating Trust and the actions taken during the year.  The financial statements contained in such report are not audited, but will be prepared in accordance with US GAAP.

Below are the results of the disposition that occurred this past year as well as the status of Eight B’s two remaining investments -- its investment in two aircraft currently leased to Aerolineas Argentinas S.A. (“Aerolineas”).

Disposition

$7,755,000 Investment in Telecommunications Equipment Leased to Global Crossing Telecommunications, Inc.

The Collateral: Various innovative telecommunications voice transport systems and high capacity conferencing servers, including equipment manufactured by Juniper Networks and Sonus Networks. The equipment is installed in multiple domestic and international hub locations on Global Crossing’s VoIP Network.

Investment:  In March 2007, Eight B invested approximately $7,755,000 in equipment subject to a 48-month lease with Global Crossing.  In accordance with the lease, title to this equipment transferred for $1.00 at the lease expiration date.

Outcome:  Eight B collected all lease payments and, on April 18, 2011, Eight B sold the telecommunications equipment to Global Crossing. Eight B collected approximately $10,056,000 in rental proceeds during the tenure of this investment.

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Current Portfolio

$6,375,000 Investment in Aircraft Currently Leased to Aerolineas Argentinas S.A.

The Operator:  Aerolineas, along with its subsidiaries, provides commercial flights and shipping solutions in Argentina.  Aerolineas’s services include cargo transportation and priority package services.  The company was founded in 1950 and is based in Buenos Aires, Argentina.  (Source: Bloomberg Businessweek).

The Aircraft: Two 1996-built Airbus A340-313X wide-body four engine commercial passenger aircraft.

Investment:  In March 2002, Eight B purchased the first aircraft for approximately $74,745,000, comprised of $4,250,000 in cash and approximately $70,495,000 from a non-recourse loan, and leased it to Cathay Pacific Airways Limited (“Cathay”).  In March 2002, Eight B purchased a 50% interest, through a joint venture with its affiliate, ICON Income Fund Nine, LLC (“Fund Nine”), in the second aircraft and leased it to Cathay. The second aircraft was purchased for approximately $74,745,000, comprised of Eight B’s cash contribution of $2,125,000, Fund Nine’s cash contribution of $2,125,000, and approximately $70,495,000 from a non-recourse loan. The lease for the first aircraft was originally due to expire on March 14, 2006, but was extended until October 1, 2011.  The lease for the second aircraft was originally due to expire on March 27, 2006, but was extended until July 1, 2011.  In December 2011 and January 2012, the aircraft were re-leased to Aerolineas for a period of seventy-three months.  In connection with the leases, the non-recourse loans relating to the aircraft will in all likelihood be refinanced.

Outlook:  The market for aircraft carrying four engines has been significantly affected by the increase in fuel prices that we have witnessed over the past several years.  This increase results in higher operating costs for the aircraft when compared to other wide-body aircraft that have two engines. This has negatively affected the residual value of these aircraft.  By entering into new leases for the aircraft when the Cathay leases matured, the Liquidating Trust expects to continue to amortize the debt on the aircraft and hopefully increase its ability to sell these aircraft at a price that will result in proceeds for investors.  The Liquidating Trust expects to receive up to $3,150,000 in future sale proceeds in connection with this investment.

The following chart depicts the net position of the Liquidating Trust’s material assets as of December 31, 2011:

Expected Future Proceeds From Investment
Operator	Low	High
Aerolineas Argentinas S.A.	$0	$3,150,000

Total Gross Proceeds Expected	$0	$3,150,000

Approximate Number of Limited Partnership Units Outstanding at December 31, 2011	740,380

estimated net value per unit	$0	$4.25

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Conclusion

This past year marked the tenth anniversary of the tragic events of September 11, 2001. The economic malaise that followed September 11th provided a challenging investing environment for Eight B, which closed its offering period in October 2001.

The sharp decline in capital spending following September 11th provided Eight B with significantly fewer investment opportunities than would have been anticipated by any historical measure.  Eight B had a $2.2 million investment in a Boeing 767-300ER aircraft on lease to Scandinavian Airlines System (“SAS”). The lease with SAS expired in March 2003 and market conditions in the post-September 11th environment were such that the aircraft had lost significant value and could not be successfully remarketed at the time.  Additionally, the aircraft had significant non-recourse indebtedness and Eight B was not in a position to satisfy the outstanding indebtedness on the aircraft.  Consequently, the lender repossessed the aircraft in July 2004 in satisfaction of the outstanding debt and accrued interest. The timing of the lease expiration and repossession was unfortunate for Eight B, as the market for these Boeing aircraft rebounded to return to pre-September 11th levels.

Although Eight B was able to re-lease the aircraft previously on lease to Cathay to Aerolineas, the market for those aircraft experienced adverse changes following the initial investment. The aircraft lost significant value and rental rates for the renewal terms available for the aircraft during 2005 were less than originally anticipated.  The unprecedented rise in fuel prices that started in 2008 further impacted the market for the aircraft.  Following 2008, Eight B wrote down its residual position in the aircraft by approximately $6 million.

In light of these extreme challenges, Eight B will likely not return all capital to its investors, notwithstanding the success of several deals that were consummated, such as the lease with BAE for a flight simulator, which returned almost $8 million on a $2.4 million equity investment.  As of December 31, 2011, the investors that joined Eight B at its commencement in June 2000 have received $73 in cash distributions for every $100 invested.

As always, we are happy to answer any additional questions that you may have.  Please reach us at the following numbers:  Investors:  800-343-3736; Registered Representatives:  800-435-5697.

Neither Eight B nor its General Partner, nor the Liquidating Trust nor its Managing Trustee, accepts any responsibility for, or assumes any liability for, any duty to update or reliance upon the contents, accuracy, completeness, usefulness or timeliness of any of the information contained under the headings “The Lessee” contained within this document. The estimates and projections contained in this update do not take into account any fees or expenses (including, but not limited to, remarketing fees and expenses and attorneys’ fees and expenses) that may be necessary or advisable in connection with the realization of such estimates and projections.

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Forward-Looking Information

Certain statements within this document may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the PSLRA.  These statements are being made pursuant to PSLRA, with the intention of obtaining the benefits of the “safe harbor” provisions of the PSLRA, and, other than as required by law, we assume no obligation to update or supplement such statements.  Forward-looking statements are those that do not relate solely to historical fact.  They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events.  You can identify these statements by the use of words such as “may,” “will,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict” or “project” and variations of these words or comparable words or phrases of  similar meaning.  These forward-looking statements reflect our current beliefs and expectations with respect to future events and are based on assumptions and are subject to risks and uncertainties and other factors outside of our control that may cause actual results to differ materially from those projected.

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